                                  EXHIBIT 11.1

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNING PER SHARE


                                                                              THREE-MONTH PERIOD
                                                      YEARS ENDED                    ENDED
                                                       JUNE 30,                  SEPTEMBER 30,
                                                -----------------------     -----------------------
                                                  1995          1996          1995          1996
                                                ---------     ---------     ---------     ---------
Primary Earnings Per Share:(1)
Common stock equivalents
  Options and warrants granted and
     unexercised..............................  1,076,371     1,076,371     1,076,371     1,076,371
  Assumed buyback of options(2)...............   (303,936)     (303,936)     (303,936)     (303,936)
                                                ---------     ---------     ---------     ---------
                                                  772,435       772,435       772,435       772,435
Total weighted average shares issued..........  5,931,082     5,931,082     5,931,082     5,931,082
                                                ---------     ---------     ---------     ---------
Weighted average shares outstanding...........  6,703,517     6,703,517     6,703,517     6,703,517
                                                =========     =========     =========     =========
Fully Diluted Earnings Per Share:(1)
Common stock equivalents
  Options and warrants granted and
     unexercised..............................  1,076,371     1,076,371     1,076,371     1,076,371
  Escrow shares(3)............................         --     1,000,000     1,000,000     1,000,000
  Assumed buyback of options(2)...............   (303,936)     (303,936)     (303,936)     (303,936)
                                                ---------     ---------     ---------     ---------
                                                  772,435     1,772,435     1,772,435     1,772,435
Total weighted average shares issued..........  5,931,082     5,931,082     5,931,082     5,931,082
                                                ---------     ---------     ---------     ---------
Weighted average shares outstanding...........  6,703,517     7,703,517     7,703,517     7,703,517
                                                =========     =========     =========     =========


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(1) Earnings per share are based upon the weighted average number of shares outstanding for each of the respective years. All weighted average shares outstanding give retroactive effect to the 1,000 to 1 stock split in October, 1995 and the 72.939 for 100 exchange in September 1996. The Company is planning an initial public offering of its common stock. Pursuant to Securities and Exchange Commission rules, common stock issued for consideration below the anticipated offering price per share during the 12-month period prior to filing of the registration statement has been included in the calculation of common share equivalent shares, using the treasury stock method, as if they had been outstanding for all periods presented.


(2) Buyback of stock options under the treasury stock method is at the assumed IPO price of $5.00 per share.



(3) Shares deposited into escrow by Dr. Birman pursuant to the Underwriting Agreement are included in fully diluted earnings per share unless they are anti-dilutive.